Exhibit 99.1

      Contact:

      Robert J. Hugin                           Brian P. Gill
      Senior VP and CFO                         Director of PR/IR
      Celgene Corporation                       Celgene Corporation
      (908) 673-9102                            (908) 673-9530

                  CELGENE CORPORATION REPORTS STRONG OPERATING,
                      REGULATORY AND CLINICAL RESULTS WITH
                              RECORD PRODUCT SALES

THIRD QUARTER HIGHLIGHTS:
-------------------------

o Total Product Sales for the Third Quarter Reached a Record $113.9 Million, 36% Increase Year-Over-Year

o Commercial Team Finalized Preparations for REVLIMID(R) Launch As First Oral Targeted Therapy For Low To Intermediate-1-Risk MDS Patients With Deletion 5q Chromosomal Abnormality

o FDA Oncologic Drugs Advisory Committee Recommended REVLIMID for Full Approval, by a 10-5 vote, As Oral Targeted Therapy For Low To
   Intermediate-1-Risk MDS Patients With Deletion 5q Chromosomal Abnormality; PDUFA Date Extended to January 7, 2006

o REVLIMID Marketing Authorization Application (MAA) Accepted by the EMEA to Evaluate REVLIMID as Oral Targeted Therapy for Treatment of Patients with Myelodysplastic Syndromes (MDS) with Deletion 5q Chromosomal Abnormality

o REVLIMID Phase III Study in Low and Intermediate Risk MDS Patients with Deletion 5q Chromosomal Abnormality Enrolling Rapidly in Europe

o Significant Number of Presentations on Clinical Data for REVLIMID(R), THALOMID(R), ACTIMID(TM), ALKERAN(R) as Single Agents and in Combination Therapies Accepted at The American Society of Hematology 47th Annual Meeting in Atlanta (December 9-13, 2005)

o REVLIMID First Peer- Reviewed Publication on Newly Diagnosed Multiple Myeloma in Journal BLOOD

o Celgene Provided Financial Support for Charitable Foundation to Help Patients Obtain Access to Innovative Therapies

o Celgene 2005 Analyst/Investor Day Event Starting at 8:30 a.m. EST, Access to Webcast Available at www.celgene.com

o Celgene Management Team Further Strengthened by the Addition of Mr. Aart Brouwer as President of Celgene International, Sarl


2005 FINANCIAL GUIDANCE UPDATE:
-------------------------------

o  Total Revenue Target Increased to $535 Million Range from $525 Million Range

o SG&A Expenditures Target Increased to $175 Million Range to Include Approximately $35 Million to Support Pre-Launch Activities for REVLIMID

o R&D Expenditures Target Increased to $200 Million Range from $190 Million Range to Support Accelerated REVLIMID Global Regulatory and Clinical Initiatives

o Excluding any potential REVLIMID Revenue and Launch Expenses Expected to Total Approximately $35 Million in 2005, Adjusted Earnings Per Diluted Share Target Affirmed to Achieve $0.55 Range

SUMMIT, NJ - (NOVEMBER 3, 2005) - CELGENE CORPORATION (NASDAQ: CELG) announced adjusted earnings per diluted share of $0.06 for the quarter ended September 30, 2005. On a reported basis, under U.S. Generally Accepted Accounting Principles
(GAAP), Celgene reported net income of $668.0 thousand compared to net income of $19.0 million, or earnings of $0.11 per diluted share in the third quarter of the prior year. Total product sales for the third quarter increased 35.9 % to $113.9 million from $83.8 million for the prior-year quarter. THALOMID(R) net sales in the third quarter of 2005 increased 25.9% to $99.1 million from $78.7 million in the third quarter of 2004. Celgene posted third quarter adjusted net income of $10.4 million, or adjusted earnings of $0.06 per diluted share compared to adjusted net income of $21.2 million or adjusted earnings of $0.12 per diluted share in the third quarter of last year.

For the nine-month period, total product sales reached a record $316.9 million, an increase of 32.6% over the same period in 2004. THALOMID sales for the nine-month period were $281.9 million compared to $222.5 million in 2004, an increase of 26.7% year-over-year. Celgene posted adjusted net income of $60.1 million or adjusted earnings of $0.33 per diluted share, during the nine-month period, compared to adjusted net income of $42.2 million or adjusted earnings of $0.24 per diluted share in the comparable 2004 period. During the nine-month period on a reported basis, Celgene announced GAAP net income of $59.7 million or earnings of $0.33 per diluted share, compared to GAAP net income of $30.5 million or earnings of $0.17 per diluted share in the nine-months of last year.

Adjusted net income and per share amounts for the three and nine-month periods ended September 30, 2005, eliminate the effects of charges for accelerated depreciation expense related to the Company's corporate headquarters relocation, charges to record our share of equity losses in EntreMed, Inc. and to adjust the income tax provision to a projected cash tax rate of 28.0 percent. Adjusted net income and per share amounts for the nine-month period ended September 30, 2005, also excludes the effects of charges recorded for changes in the estimated value of the Company's investment in EntreMed, Inc. warrants which were exercised on March 31, 2005.

Adjusted or Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before, during and after certain items that would not otherwise be apparent on a GAAP basis because certain unusual or non-recurring items that do not affect the Company's basic operations also do not meet the GAAP definition of unusual non-recurring items. Adjusted earnings are not, and should not be, viewed as a substitute for GAAP net income. Our definition of adjusted earnings may differ from others.

To support clinical development and to advance U.S. and European regulatory filings, Celgene increased R&D expenditures in REVLIMID(R) regulatory programs in myelodysplastic syndromes and multiple myeloma. Celgene incurred R&D expenses of $49.3 million in the third quarter of 2005, representing an increase of 22.9% compared to the year ago quarter. These R&D expenditures are expected to increase in the fourth quarter in support of our ongoing global regulatory filings, late stage clinical trials, clinical progress in multiple proprietary development programs and related clinical manufacturing costs.

   Selling, general and administrative expenses were $46.9 million in the third quarter of 2005, a 69.2% increase over third quarter last year, driven primarily by higher marketing and sales expenses related to product launch activities. Approximately $13 million in marketing and sales expenses, or approximately $0.07 per diluted share, were spent to support pre-launch activities for REVLIMID and THALOMID, and headcount growth in commercial support groups. These marketing and sales expenditures are expected to increase in the fourth quarter 2005 as Celgene optimizes its commercial launch preparations.

   As of September 30, 2005, Celgene reported $746.0 million in cash and marketable securities, an increase of $22.3 million versus the prior quarter.

   "We are pleased with the progress of our REVLIMID regulatory application for MDS in the U.S. and Europe achieved during the third quarter," said John W. Jackson, Chairman and Chief Executive Officer of Celgene Corporation." Our commercial preparations are being finalized to ensure rapid access to REVLIMID upon approval."

   2005 THIRD QUARTER COMPANY HIGHLIGHTS:

   CLINICAL AND REGULATORY ACHIEVEMENTS:
   -------------------------------------

o The Oncologic Drugs Advisory Committee (ODAC) of the U.S. Food and Drug Administration (FDA) recommended full approval of REVLIMID for the treatment of patients with transfusion-dependent anemia due to low- or intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities. The committee based its recommendation on clinical data from an open label Phase II trial, evaluating REVLIMID(R) in the largest trial with MDS patients with deletion 5q chromosomal abnormality to date. The original action date under the Prescription Drug User Fee Act (PDUFA) for the REVLIMID NDA was extended from October 7, 2005 to January 7, 2006 to allow more time for completion of review of the REVLIMID risk-management program.

o The European Medicines Agency (EMEA) accepted the Company's Marketing Authorization Application (MAA) for REVLIMID for review. The application is based on clinical data from an open-label Phase II trial, evaluating REVLIMID in the largest clinical trial to date of MDS patients with deletion 5q chromosomal abnormality. Celgene is seeking authorization to market REVLIMID as a treatment for transfusion-dependent anemia due to low- or intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.

   CORPORATE AND COMMERCIAL DEVELOPMENTS:
   --------------------------------------

o The Celgene management team was further strengthened by the addition of Mr. Aart Brouwer as President of Celgene International, Sarl based in Neuchatel, Switzerland. Aart brings over 30 years of global pharmaceutical and biotechnology experience building successful major product franchises throughout Europe. Prior to Celgene, Aart spent 14 years building Amgen's international business in Europe. His accomplishments included building subsidiaries in all of Europe, with Sales, Marketing and high quality Clinical Development organizations.

o Celgene contributed $2 million in financial support to an independent, non-profit 501(c)(3) charity whose mission is to support the needs of the underinsured. The foundation provides financial support to eligible patients suffering from certain diseases. These patients have insurance coverage, but may not be able to afford the out-of-pocket costs associated with that coverage, which are necessary to obtain prescription drug therapies critical to their overall treatment. The foundation, which is not affiliated with Celgene, assesses patients' eligibility to receive co-payment assistance based upon its own independent objective eligibility criteria. Celgene has no involvement or influence over any patient eligibility decisions, and is one of many donors to the foundation.

   WEBCAST

   Celgene will webcast its third quarter 2005 operating and financial results on November 3, 2005 starting at 8:00 a.m. EST, and its 2005 Analyst/Investor Day program starting at 8:30 a.m. EST. The webcast will be available at www.celgene.com. A replay of the event will be available from noon EDT November 4, 2005 until midnight EDT November 18, 2005. To access the audio replay, dial 1-888-286-8010 and enter Reservation Number 22719360.

   ABOUT CELGENE

   Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company's website at www.celgene.com.

   THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WHICH ARE SUBJECT TO KNOWN AND UNKNOWN RISKS, DELAYS, UNCERTAINTIES AND OTHER FACTORS NOT UNDER THE COMPANY'S CONTROL, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE RESULTS OF CURRENT OR PENDING RESEARCH AND DEVELOPMENT ACTIVITIES, ACTIONS BY THE FDA AND OTHER REGULATORY AUTHORITIES, AND OTHER FACTORS DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION SUCH AS OUR 10-K, 10-Q AND 8-K REPORTS.

                                       # # #

                               CELGENE CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
                               THREE MONTHS ENDED
                                   (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           SEPTEMBER 30, 2005                        SEPTEMBER 30, 2004
                                                    GAAP      ADJUSTMENTS     "ADJUSTED"      GAAP      ADJUSTMENTS    "ADJUSTED"
                                                -----------   -----------     ----------   ----------   -----------    ----------
Net product sales                               $   113,900   $        --     $  113,900   $   83,803   $        --    $   83,803
Collaborative agreements and other revenue            4,879            --          4,879       10,392            --        10,392
Royalty revenue                                      10,727            --         10,727        7,273            --         7,273
                                                -----------   -----------     ----------   ----------   -----------    ----------
    Total revenue                                   129,506            --        129,506      101,468            --       101,468

Cost of goods sold                                   23,199           176 (2)     23,375       15,166            --        15,166
Research and development                             49,348            --         49,348       40,154            --        40,154
Selling, general and administrative                  46,941          (111)(1)     46,830       27,750                      27,750
                                                -----------   -----------     ----------   ----------   -----------    ----------
    Total costs and expenses                        119,488            65        119,553       83,070            --        83,070
                                                -----------   -----------     ----------   ----------   -----------    ----------

Operating income                                     10,018           (65)         9,953       18,398            --        18,398

Equity in losses of associated company                  980          (980)(2)         --           --            --            --
Interest and other income (expense), net              4,605                        4,605        2,584         2,246(3)      4,830
                                                -----------   -----------     ----------   ----------   ----------     ----------
Income before taxes                                  13,643           915         14,558       20,982         2,246        23,228

Income tax provision (benefit)                       12,975        (8,899)(4)      4,076        1,974            47(4)      2,021
                                                -----------   -----------     ----------   ----------   -----------    ----------
Net income                                      $       668   $     9,814         10,482   $   19,008   $     2,199        21,207
                                                ===========   ===========     ==========   ==========   ===========    ==========


PER COMMON SHARE -- BASIC AND DILUTED
---------------------------------------

Net income -- basic                             $        --   $      0.06     $     0.06   $     0.12   $      0.01    $     0.13
                                                ===========   ===========     ==========   ==========   ===========    ==========

Net income -- diluted                           $        --   $      0.05     $     0.06   $     0.11   $      0.01    $     0.12
                                                ===========   ===========     ==========   ==========   ===========    ==========

Weighted average shares outstanding-basic           168,298       168,298        168,298      164,091       164,091       164,091
                                                ===========   ===========     ==========   ==========   ===========    ==========

Weighted average shares outstanding-diluted         179,862       179,862        179,862      177,064       193,576       193,576(5)
                                                ===========   ===========     ==========   ==========   ===========    ==========



CELGENE CORPORATION
NOTES TO RECONCILIATION OF GAAP EARNINGS TO "ADJUSTED" EARNINGS
THREE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) To exclude accelerated depreciation expense related to the relocation of the Company's corporate headquarters.

(2) To exclude the Company's share of equity losses in EntreMed, Inc. and to adjust for our share of THALOMID royalties payable to EntreMed, Inc.

(3) To exclude the charge recorded for changes in the estimated value of the Company's investment in EntreMed, Inc. warrants prior to our March 31, 2005 exercise.

(4) To adjust the income tax provision to a projected cash tax rate of 28.0% and 8.7% in 2005 and 2004, respectively. The projected cash tax rate differs from the GAAP provision due primarily to (i) The recognition of deferred tax assets in the first quarter of 2005 that decreased the tax provision but not cash taxes (ii) the use of net operating losses that arose from employee stock option deductions that reduce cash taxes, but not the tax provision, (iii) the exercise of employee stock options in the current year that reduce cash taxes, but not the tax provision, and (iv) the payment in the current year of prior year taxes, that increase cash taxes, but not the tax provision

(5) For the three-month period ended September 30, 2004, the Company's convertible debt was anti-dilutive on a GAAP basis but dilutive on an adjusted basis. Accordingly, the weighted-average shares used to compute the adjusted diluted earnings includes the additional common shares assuming conversion of the convertible debt.

                               CELGENE CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                NINE MONTHS ENDED
                                   (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           SEPTEMBER 30, 2005                        SEPTEMBER 30, 2004
                                                    GAAP      ADJUSTMENTS     "ADJUSTED"      GAAP      ADJUSTMENTS    "ADJUSTED"
                                                -----------   -----------     ----------   ----------  -----------    ----------
Net product sales                               $   316,928   $        --     $  316,928   $ 238,933   $        --    $  238,933
Collaborative agreements and other revenue           35,829            --         35,829      15,420            --        15,420
Royalty revenue                                      34,846            --         34,846      17,741            --        17,741
                                                -----------   -----------     ----------  ----------   -----------    ----------
    Total revenue                                   387,603            --        387,603     272,094            --       272,094

Cost of goods sold                                   53,999           176 (2)     54,175      43,655            --        43,655
Research and development                            138,413            --        138,413     116,520            --       116,520
Selling, general and administrative                 126,114        (2,355)(1)    123,759      79,408            --        79,408
                                                -----------   -----------     ----------  ----------   -----------    ----------
    Total costs and expenses                        318,526        (2,179)       316,347     239,583            --       239,583
                                                -----------   -----------     ----------  ----------   -----------    ----------

Operating income                                     69,077         2,179         71,256      32,511            --        32,511

Equity in losses of associated company                5,975        (5,975)(2)         --          --            --             -
Interest and other income (expense), net              5,396         6,875 (3)     12,271       1,937        11,801(3)     13,738
                                                -----------   -----------     ----------  ----------   -----------    ----------
Income before taxes                                  68,498        15,029         83,527      34,448        11,801        46,249

Income tax provision (benefit)                        8,770        14,617 (4)     23,387       3,931            93(4)      4,024
                                                -----------   -----------     ----------  ----------   -----------    ----------
Net income                                      $    59,728   $       412         60,140  $   30,517   $    11,708        42,225
                                                ===========   ===========     ==========  ==========   ===========    ==========


PER COMMON SHARE-- BASIC AND DILUTED
---------------------------------------

Net income -- basic                             $      0.36   $      0.00     $     0.36  $     0.19   $     0.07     $     0.26
                                                ===========   ===========     ==========  ==========   ===========    ==========

Net income -- diluted                           $      0.33   $        --     $     0.33  $     0.17   $     0.07     $     0.24
                                                ===========   ===========     ==========  ==========   ===========    ==========

Weighted average shares outstanding-basic           167,027       167,027        167,027     163,574      163,574        163,574
                                                ===========   ===========     ==========  ==========   ===========    ==========

Weighted average shares outstanding-diluted         195,002       195,002        195,002     176,273      176,273        176,273
                                                ===========   ===========     ==========  ==========   ===========    ==========


CELGENE CORPORATION
NOTES TO RECONCILIATION OF GAAP EARNINGS TO "ADJUSTED" EARNINGS
NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) To exclude accelerated depreciation expense related to the relocation of the Company's corporate headquarters.

(2) To exclude the Company's share of equity losses in EntreMed, Inc. and to adjust for our share of THALOMID royalties payable to EntreMed, Inc.

(3) To exclude the charge recorded for changes in the estimated value of the Company's investment in EntreMed, Inc. warrants prior to our March 31, 2005 exercise.

(4) To adjust the income tax provision to a projected cash tax rate of 28.0% and 8.7% in 2005 and 2004, respectively. The projected cash tax rate differs from the GAAP provision due primarily to (i) The recognition of deferred tax assets in the first quarter of 2005 that decreased the tax provision but not cash taxes (ii) the use of net operating losses that arose from employee stock option deductions that reduce cash taxes, but not the tax provision, (iii) the exercise of employee stock options in the current year that reduce cash taxes, but not the tax provision, and (iv) the payment in the current year of prior year taxes, that increase cash taxes, but not the tax provision

CELGENE CORPORATION
CONSOLIDATED BALANCE SHEET DATA
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     SEPTEMBER 30,  DECEMBER 31,
                                                         2005           2004
                                                     ------------   ------------
Cash, cash equivalents & marketable securities       $   745,990      $ 748,537
Total assets                                           1,213,455      1,107,293
Convertible notes                                        399,992        400,000
Stockholders' equity                                     583,232        477,444